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                                                                    Exhibit 99.4

                           [The AmeriPath, Inc. Logo]

Contact:
Robert P. Wynn                           Noonan/Russo Communications, Inc.
Executive Vice President & CFO           212-696-4455
AmeriPath, Inc.                          Heather Regan (media) ext. 241
561-845-1850                             Meredith Milewicz (investors) ext. 228
                                         E-mail:  news@noonanrusso.com

               AMERIPATH PREVAILS ON MEDICARE REIMBURSEMENT ISSUE

Riviera Beach, Florida, December 10, 1998 - AmeriPath, Inc. (Nasdaq: PATH) announced today that Medicare (Florida) Program Safeguards ("MPS") has advised the Company that after consideration of the additional information provided by the Company, it has determined "not to hold ... AmeriPath Florida Inc. liable for refunding our previously assessed overpayment" of $2.95 million. Moreover, MPS, in its letter to the Company, acknowledged that this matter did "not involve fraud or intentional abuse" of the Medicare program.

As previously disclosed, following an onsite review in April 1997 by an Operation Restore Trust Team of the Company's 1996 Medicare billing practices at its Ft. Lauderdale laboratory facility, MPS determined that the Company was liable for, and sought recoupment of, alleged $2.95 million in Medicare overpayments. MPS's determination was based on their finding at that time that the AmeriPath facility accepted payment for services that either were billed using an improper procedure code (88305 vs. 88304) or were not adequately documented.

Upon receiving the MPS overpayment determination, the Company mounted a vigorous protest and defense, consistently taking the position that MPS's determination, regarding improper CPT coding, was completely erroneous and inconsistent with accepted CPT code assignment guidelines that have been in effect since 1992. As support for its position, the Company provided MPS with reports of two reputable, independent CPT coding experts, retained as consultants by the Company's healthcare counsel. These experts independently concluded, based on their review of the services reviewed by MPS, that all such services were properly coded and properly billed by AmeriPath under CPT Code 88305, in conformity with accepted CPT code assignment guidelines.

The only claim which MPS has determined to continue to pursue is related to an alleged lack of documentation on 12 services, resulting in overpayments in the total amount of $204.05. Although the Company believes that it can provide adequate documentation supporting the billing for these clinical laboratory services, the Company will pay the $204.05 in the interest of bringing closure to this matter.

The MPS letter also states that it has requested an interpretation from the CPT coding panel on the future use of CPT codes 88304 and 88305 by AmeriPath and all other providers. MPS also acknowledged that no action will be taken for the periods 1996 or thereafter. Once MPS receives information from the CPT coding panel, they will issue clarifying instruction through their normal publication process. AmeriPath believes that CPT coding panel will confirm the correctness of AmeriPath's use of CPT code 88305 for skin biopsies.

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Separately, the Company announced that it will vigorously defend and seek expeditious withdrawal or dismissal of the class action lawsuits that have been filed against it. The Company has been served with summonses in what purport to be five securities class action claims filed in the U. S. District Court for the Southern District of Florida. The Company is aware that other similar lawsuits, all arising as a result of the recent significant drop in the Company's stock price (which in turn followed the Company's initial announcement regarding MPS's $2.95 million overpayment determination), are being filed or pursued. Again, the Company believes all such suits are without merit and will seek immediate withdrawal or dismissal.

James C. New, AmeriPath's President and CEO, stated: "From the outset, we were confident that we had a strong position in this matter, and were determined to vigorously defend our rights. We are gratified that MPS has determined to drop its refund request, and we can now move forward with `business as usual' in managing and operating our business in the best interests of our stockholders, employees and the physicians and patients whom we serve. Many people have stood by us, and supported us, during this difficult time, and for that we are extremely grateful. However, it is most unfortunate that the Company and our management team's reputation and billing integrity were ever called into question in the first place."

AmeriPath, Inc. is the nation's leading physician practice management company focused on providing anatomic pathology services to physicians, patients, hospitals, national clinical laboratories and managed care organizations. The Company presently operates in ten states and employs 226 pathologists who provide medical services through outpatient pathology laboratories, hospital inpatient laboratories and outpatient surgery centers. Additional information regarding AmeriPath is available on the Internet at www.ameripath.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS REGARDING AMERIPATH, INCLUDING ITS OPERATIONS AND PROSPECTS. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. AMERIPATH'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF UNCERTAINTIES, INCLUDING RISKS RELATING TO DEMAND, PRICING, GOVERNMENT REGULATION, PAYMENTS AND REIMBURSEMENTS, DEPENDENCE UPON CONTRACTS AND PATHOLOGISTS, ACQUISITIONS, INTEGRATION OF ACQUIRED PRACTICES, THE MARKET FOR PATHOLOGY SERVICES, COMPETITION, AND OTHER FACTORS IDENTIFIED IN AMERIPATH'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN ADDITION ANY CHANGE IN APPLICABLE CPT CODING GUIDELINES, OR RELATED MEDICARE INSTRUCTIONS OR INTERPRETATIONS, COULD ALSO HAVE A MATERIAL EFFECT ON THE COMPANY'S RESULTS OF OPERATIONS."